First Amendment to
Credit Agreement

This First Amendment to Credit Agreement is dated as of January 10, 2012 (this “Amendment”), among CTS Corporation, an Indiana corporation (the “Borrower”), the guarantors party hereto, the financial institutions listed on the signature pages hereof as Lenders and BMO Harris Bank N.A. (f/k/a Harris N.A.), as administrative agent (in such capacity, the “Administrative Agent”).

Preliminary Statements

A.The Borrower, the guarantors party thereto (the “Guarantors”), the financial institutions party thereto as Lenders, and the Administrative Agent have heretofore entered into that certain Credit Agreement dated as of November 18, 2010 (the “Credit Agreement”); and

B.The Borrower has asked the Lenders and the Administrative Agent to amend certain covenants, revise the Applicable Margin, increase the maximum amount to which the Commitments may be increased, increase the aggregate Revolving Credit Commitments and to make certain other amendments to the Credit Agreement as set forth herein and the Lenders and the Administrative Agent are willing to do so on the terms and conditions set forth in this Amendment.

Now, Therefore, in consideration of the premises set forth above, the terms and conditions contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Article I

Definitions

Section 1.1 Use of Defined Terms.  Unless otherwise defined or the context otherwise requires, terms for which meanings are provided in the Credit Agreement shall have such meanings when used in this Amendment.

Article II

Amendments

Section 2.1 Section 1.15 of the Credit Agreement is hereby amended by deleting the amount “$200,000,000” appearing therein and inserting in its place the amount “$300,000,000”.

Section 2.2 Section 5.1 of the Credit Agreement is hereby amended by (i) amending the defined terms “Applicable Margin” and “Revolving Credit Termination Date” in their entirety and as so amended to read as set forth below and (ii) inserting new defined terms “First Amendment” and “First Amendment Effective Date” as set forth below in their proper alphabetical order:

“Applicable Margin” means, with respect to Loans, Reimbursement Obligations, and the commitment fees and letter of credit fees payable under Section 2.1 hereof until the first Pricing Date (defined below), the rates per annum shown opposite Level II below, and, thereafter, from one Pricing Date to the next Pricing Date means the applicable margin determined in accordance with the following schedule:
Level	Leverage Ratio for Such Pricing Date	Applicable Margin for Base Rate Loans and Reimbursement Obligations shall be:	Applicable Margin for Eurodollar Loans and Letter of credit Fee Shall Be:	Applicable Margin for Commitment Fee Shall Be:
VI	Greater than or equal to 3.0 to 1.0	1.25%	2.25%	0.45%
V	Less than 3.0 to 1.0, but greater than or equal to 2.5 to 1.0	1.00%	2.00%	0.40%
IV	Less than 2.5 to 1.0, but greater than or equal to 2.0 to 1.0	0.75%	1.75%	0.35%
III	Less than 2.0 to 1.0 but greater than or equal to 1.5 to 1.0	0.50%	1.50%	0.30%
II	Less than 1.5 to 1.0 but greater than or equal to 1.0 to 1.0	0.25%	1.25%	0.25%
I	Less than 1.0 to 1.0	0.00%	1.00%	0.20%

For purposes hereof, the term “Pricing Date” means, for any fiscal quarter of the Borrower ending on or after December 31, 2010, the date on which the Administrative Agent is in receipt of the Borrower’s most recent financial statements (and, in the case of the year-end financial statements, audit report) for the fiscal quarter then ended, pursuant to Section 8.5 hereof.  The Applicable Margin shall be established based on the Leverage Ratio for the most recently completed fiscal quarter and the Applicable Margin established on a Pricing Date shall remain in effect until the next Pricing Date.  If the Borrower has not delivered its financial statements by the date such financial statements (and, in the case of the year-end financial statements, audit report) are required to be delivered under Section 8.5 hereof, until such financial statements and audit report are delivered, the Applicable Margin shall be the highest Applicable Margin (i.e., the Leverage Ratio shall be deemed to be greater than 3.0 to 1.0).  If the Borrower subsequently delivers such financial statements before the next Pricing Date, the Applicable Margin established by such late delivered financial statements shall take effect from the date of delivery until the next Pricing Date.  In all other circumstances, the Applicable Margin established by such financial statements shall be in effect from the Pricing Date that occurs immediately after the end of the fiscal quarter covered by such financial statements until the next Pricing Date.  Each determination of the Applicable Margin made by the Administrative Agent in accordance with the foregoing shall be conclusive and binding on the Borrower and the Lenders if reasonably determined.

“First Amendment” means the First Amendment to Credit Agreement dated as of January 10, 2012 by and among the Borrower, the Guarantors, the Lenders and the Administrative Agent.

“First Amendment Effective Date” means the date upon which the First Amendment became effective pursuant to its terms.

“Revolving Credit Termination Date” means January 10, 2017.

Section 2.3 The defined term “Adjusted EBITDA” appearing in Section 5.1 of the Credit Agreement is hereby amended by deleting the phrase “Closing Date” appearing in clause (b) thereof and inserting in its place the phrase “First Amendment Effective Date.”

Section 2.4. Section 5.1 is hereby further amended by deleting clause (d) of the definition of “Permitted Acquisition” and inserting in its place the following:

(d)for any Acquired Business with its primary operations outside the United States, the Total Consideration for such Acquired Business does not exceed $75,000,000 and, when taken together with the Total Consideration for all Acquired Businesses with their primary operations outside the United States of America acquired from the Closing Date, does not exceed in the aggregate $150,000,000.

Section 2.5. Schedule I to the Credit Agreement is hereby amended in its entirety and as so amended shall read as set forth as Schedule I to this Amendment.

Section 2.6. Immediately upon the effectiveness of this Amendment each Lender agrees to make such purchases and sales of interests in the Revolving Loans, Swing Loans and L/C Obligations outstanding on the such date between themselves so that each Lender is then holding its Revolver Percentage of outstanding Revolving Loans and risk participation interests in outstanding Swing Loans and L/C Obligations based on their Revolving Credit Commitment as in effect after giving effect to this Amendment (such purchases and sales shall be arranged through the Administrative Agent and each Lender hereby agrees to execute such further instruments and documents, if any, as the Administrative Agent may reasonably request in connection therewith).

Section 2.7. The Administrative Agent hereby designates Wells Fargo Bank, N.A., as Documentation Agent.

Article III

Representations And Warranties

Section 3.1  Credit Agreement Representations.  In order to induce the Lenders and the Administrative Agent to enter into this Amendment, the Borrower hereby reaffirms, as of the date hereof, its representations and warranties contained in Section 6 of the Credit Agreement and additionally represents and warrants to the Administrative Agent and each Lender (a) that no Default or Event of Default has occurred and is continuing and (b) as set forth in this Article III.

Section 3.2  Due Authorization, Non-Contravention, etc.  The execution, delivery and performance by the Borrower and each Guarantor of this Amendment are within the Borrower’s and such Guarantor’s powers, have been duly authorized by all necessary corporate action, and do not:

(a)contravene either the Borrower’s or any Guarantor’s constituent documents;

(b)contravene any contractual restriction, law or governmental regulation or court decree or order binding on or affecting the Borrower or any Guarantor; or

(c)result in, or require the creation or imposition of, any Lien on any of the Borrower’s or any Guarantor’s properties.

Section 3.3 Government Approval, Regulation, etc.  No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or other Person is required for the due execution, delivery or performance by the Borrower or any Guarantor of this Amendment.

Section 3.4 Validity, etc.  This Amendment constitutes the legal, valid and binding obligation of the Borrower and each Guarantor enforceable in accordance with its terms.

Article IV

Conditions Precedent

Section 4.1 Effectiveness.  The effectiveness of this Amendment is subject to the satisfaction of all of the following conditions precedent:

(i)The Borrower, the Guarantors, the Administrative Agent, and all the Lenders shall have executed and delivered this Amendment;

(ii)The Administrative Agent shall have received certified copies of resolutions of the boards of directors (or equivalent governing body) of the Borrower and each Guarantor authorizing the execution and delivery of this Amendment and indicating the authorized signers of this Amendment and the specimen signatures of such signers;

(iii)the Administrative Agent shall have received copies of the Borrower’s and each Guarantor’s articles of incorporation and bylaws (or comparable organizational documents) and any amendments thereto, certified in each instance by its Secretary or Assistant Secretary;

(iv)the Administrative Agent shall have received copies of the certificates of good standing for the Borrower and each Guarantor (dated no earlier than 30 days prior to the date hereof) from the office of the secretary of the state of its incorporation or organization;

(v)The Administrative Agent shall have received an opinion of counsel to the Borrower and each Guarantor in form acceptable to the Administrative Agent and covering such matters relating to the transactions contemplated hereby as the Administrative Agent may request;

(vi)the Administrative Agent shall have received a certificate in the form attached as Exhibit F to the Credit Agreement signed by the chief financial officer of the Borrower or another officer of the Borrower reasonably acceptable to the Administrative Agent confirming that (i) the Borrower’s Adjusted EBITDA for the twelve-month period ended October 2, 2011 is at least $45,000,000 and (ii) the Borrower’s Leverage Ratio is less than 2.0 to 1.0, calculated  for the twelve-month period ended October 2, 2011;

(vii)the Administrative Agent shall have received for the Borrower and its Subsidiaries audited financial statements and unaudited quarterly financial statements (including an income statement, a balance sheet, and a cash flow statement) for the prior three years through the fiscal year ended December 31, 2010, five-year projected financial statements, and a closing balance sheet adjusted to give effect to the transactions to occur on the Closing Date in form and substance acceptable to the Administrative Agent;

(viii)The Borrower shall have paid the fees as agreed between the Borrower and the Administrative Agent; and

(ix)Legal matters incident to the execution and delivery of this Amendment shall be satisfactory to the Administrative Agent and its counsel.

If this Amendment becomes effective, the changes in the Applicable Margin shall take effect on January 10, 2012 and on each day thereafter, but any payment of interest or fees due on or after January 10, 2012 with respect to any amounts owing for any period prior thereto shall be computed on the basis of the Applicable Margin in effect prior to such effectiveness.

Article V

Miscellaneous Provisions

Section 5.1 Ratification of and References to the Credit Agreement.  Except for the amendments expressly set forth above, the Credit Agreement and each other Loan Document are hereby ratified, approved and confirmed in each and every respect.  Reference to this Amendment need not be made in the Credit Agreement, the Note(s), or any other instrument or document executed in connection therewith, or in any certificate, letter or communication issued or made pursuant to or with respect to the Credit Agreement, any reference in any of such items to the Credit Agreement being sufficient to refer to the Credit Agreement as amended hereby.

Section 5.2 Headings.  The various headings of this Amendment are for convenience of reference only, are not part of this Amendment and shall not affect the construction of, or be taken into consideration in interpreting, this Amendment.

Section 5.3 Execution in Counterparts.  This Amendment may be executed in counterparts (and by different parties hereto on different counterparts) and by facsimile signature, each of which shall constitute an original, but all of which when taken together shall constitute a single agreement.

Section 5.4. No Other Amendments.  Except for the amendments expressly set forth above, the text of the Credit Agreement and the other Loan Documents shall remain unchanged and in full force and effect, and the Lenders and the Administrative Agent expressly reserve the right to require strict compliance with the terms of the Credit Agreement and the other Loan Documents.

Section 5.5. Costs and Expenses.  The Borrower agrees to pay on demand all costs and expenses of or incurred by the Administrative Agent in connection with the negotiation, preparation, execution and delivery of this Amendment, including the fees and expenses of counsel for the Administrative Agent.

Section 5.5 Governing Law.  This Amendment shall be construed in accordance with and governed by the law of the State of Illinois.

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In Witness Whereof, the parties hereto have caused their duly authorized officers to execute and deliver this Agreement as of the date first above written.

“Borrower”
CTS Corporation, an Indiana corporation
By:	/s/ Thomas A. Kroll
Name:	Thomas A. Kroll
Title:	Vice President and Chief Financial Officer

“Guarantors”
CTS Corporation, a Delaware corporation
By:	/s/ Thomas A. Kroll
Name:	Thomas A. Kroll
Title:	Vice President and Treasurer

CTS Electronic Components, Inc.
By:	/s/ Richard G. Cutter
Name:	Richard G. Cutter
Title:	Vice President and Secretary

Dynamics Corporation of America
By:	/s/ Thomas A. Kroll
Name:	Thomas A. Kroll
Title:	Vice President and Treasurer

LTB Investment Corporation
By:	/s/ Thomas A. Kroll
Name:	Thomas A. Kroll
Title:	Vice President and Treasurer

CTS Electronics Manufacturing Solutions, Inc.
By:	/s/ Richard G. Cutter
Name:	Richard G. Cutter
Title:	Vice President and Secretary

“Lenders”
BMO Harris Bank N.A. (f/k/a Harris N.A.), in its individual capacity as a Lender, as L/C Issuer, and as Administrative Agent
By:	/s/ Thad D. Rasche
Name:	Thad D. Rasche
Title:	Director

Bank of America, N.A.
By:	/s/ Bijon Jalaie
Name:	Bijon Jalaie
Title:	Vice President

PNC Bank, National Association
By:	/s/ Chris D. Thornton
Name:	Chris D. Thornton
Title:	Senior Vice President

Wells Fargo Bank, N.A
By:	/s/ Martin Erschen
Name:	Martin Erschen
Title:	Vice President

The Northern Trust Company
By:	/s/ Mike Fornal
Name:	Mike Fornal
Title:	Vice President

Schedule 1

Commitments

Name of Lender	Revolving Credit Commitment	Swing Line Commitment
BMO Harris Bank N.A.	$50,000,000	$15,000,000
Bank of America, N.A.	$45,000,000
Wells Fargo Bank, N.A.	$45,000,000
PNC Bank, National Association	$35,000,000
The Northern Trust Company	$25,000,000
Total	$200,000,000	$15,000,000